UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 29, 2018

FAMOUS DAVE’S OF AMERICA, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-21625	41-1782300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

(Address of principal executive offices) (Zip Code)

12701 Whitewater Drive, Suite 190, Minnetonka, MN 55343

(952) 294-1300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 29, 2018, Famous Dave’s of America, Inc. (the “Company”) entered into a Standby Purchase Agreement (the “Standby Purchase Agreement”) with PW Partners, LLC (the “Standby Purchaser”), in connection with the previously announced proposed non-transferable rights offering (the “Rights Offering”). The Standby Purchase Agreement provides that the Standby Purchaser will (a) exercise its non-transferable rights to subscribe for and purchase its pro rata amount of newly-issued shares of the Company common stock, par value $0.01 per share (the “Common Stock”), at a price per share, which the Company’s board of directors has set at $3.50 per share (the “Subscription Price”), and (b) purchase in a private placement separate from the Rights Offering, at the Subscription Price and subject to the terms and conditions of the Standby Purchase Agreement, any shares of Common Stock that are not subscribed for in the Rights Offering pursuant to the Company’s stockholders’ exercise of their rights.  Notwithstanding the foregoing, the Standby Purchase Agreement also provides that the Standby Purchaser will not purchase shares of Common Stock in an amount that would result in the Standby Purchaser beneficially owning 20% or more of the outstanding Common Stock after such purchase.  The Standby Purchaser is affiliated with PW Partners Capital Management, LLC, which together with its affiliate currently beneficially owns approximately 10.2% of the outstanding shares of Common Stock.

The Standby Purchaser may terminate the Standby Purchase Agreement upon any suspension of trading in the Company’s Common Stock by The Nasdaq Stock Market, any suspension of payments with respect to banks in the United States or a declaration of war or national emergency, or if the Company materially breaches any of its representations, warranties, covenants or obligations under the Standby Purchase Agreement and fails to cure such breach within five business days of receiving written notice.

The foregoing description of the Standby Purchase Agreement is not complete and is qualified in its entirety by the document filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Amendments to Employment Agreements

On January 29, 2018, the Company entered into an Amendment to the Employment Agreement with the Company’s Chief Executive Officer, Jeffery Crivello, dated November 14, 2017.  This Amendment provides that if no shares of Common Stock are available to be granted under a shareholder approved equity compensation plan at the time the Bonus is earned, Executive shall be paid cash equal to the value of the number of shares of Common Stock otherwise entitled to be received.

On January 29, 2018, the Company entered into an Amendment to the Employment Agreement with the Company’s Chief Operating Officer, Geovannie Concepcion, dated April 13, 2016.  The Amendment provides Mr. Concepcion shall be eligible to receive a bonus payable in cash (each a “Bonus”) set forth on the second column of the table below the first time during the employment term that the volume weighted average price of the Company’s Common Stock (“VWAP”), over a thirty (30) calendar day period, is equal to or exceeds the VWAP Target set forth on the first column in the table below.

VWAP Target	Bonus
$5.00	$12,500
$6.00	$30,000
$7.00	$35,000
$8.00	$50,000
$9.00	$56,250
$10.00	$75,000
$11.00	$82,500

$12.00	$120,000
$13.00	$130,000
$14.00	$175,000
$15.00	$187,500

This Bonus replaces Mr. Concepcion’s Common Stock bonus  arrangement described in the Company’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on November 13, 2017.

The foregoing descriptions of the Messrs. Crivello and Concepcion Amendments to Employments do not purport to describe all of the terms and provisions thereof and are qualified in their entirety by reference to such amendments, which are filed as Exhibits 10.2 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
10.1	Standby Purchase Agreement, between Famous Dave’s of America, Inc. and PW Partners, LLC, dated January 29, 2018.

10.2	Amendment dated January 29, 2018 to Employment Agreement dated November 14, 2017 between Famous Dave’s of America, Inc. and Jeffery Crivello.

10.3	Employment Agreement dated April 13, 2016 between Famous Dave’s of America, Inc. and Geovannie Concepcion.

10.4	Amendment dated January 29, 2018 to Employment Agreement dated April 13, 2016 between Famous Dave’s of America, Inc. and Geovannie Concepcion.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAMOUS DAVE’S OF AMERICA, INC.

Date: January 29, 2018	By:	/s/ Dexter Newman
Name: Dexter Newman
Title: Chief Financial Officer and Secretary